QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
MarkWest Hydrocarbon, Inc.:

        We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-4 (No. 333-147370) of MarkWest Hydrocarbon, Inc., of our report dated October 14, 2005 with respect to the consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity, and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2006 annual report on Form 10-K/A of MarkWest Hydrocarbon, Inc. and to the reference of our firm under the heading "Experts" in the prospectus.

KPMG LLP

Denver, Colorado
December 20, 2007

QuickLinks

Consent of Independent Registered Public Accounting Firm